Exhibit 32.1
Certification
Pursuant to 18 U.S.C. Section 1350

The undersigned officers, who are the Chief Executive Officer and Chief Financial Officer of DiamondRock Hospitality Company (the “Company”), each hereby certifies to the best of his knowledge, that the Company’s Quarterly Report on Form 10-Q (the “Report”) to which this certification is attached, as filed with the Securities and Exchange Commission on the date hereof, fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Mark W. Brugger	/s/ Jeffrey J. Donnelly
Mark W. Brugger	Jeffrey J. Donnelly
Chief Executive Officer	Executive Vice President and Chief Financial Officer

August 7, 2020	August 7, 2020